Exhibit 16.1

December 1, 2022

Securities and Exchange Commission

100 F Street N.E.

Washington D.C. 20549

RE: US Lighting Group, Inc.

We have read Item 4.01 of Form 8-K dated December 1, 2022 of US Lighting Group, Inc. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to agree or disagree with the other statements contained therein.

Sincerely,

/s/ Maloney + Novotny LLC

Cleveland, Ohio